Filed Pursuant to Rule 424(b)(3)

Registration No. 333-175989

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

SUPPLEMENT NO. 4 DATED FEBRUARY 3, 2014

TO THE PROSPECTUS DATED MAY 31, 2013

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Dividend Capital Diversified Property Fund Inc., dated May 31, 2013 as supplemented by Supplement No. 1, dated November 14, 2013, Supplement No. 2, dated December 2, 2013, and Supplement No. 3, dated January 3, 2014 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. The purpose of this Supplement is to disclose the daily NAV per share, as determined in accordance with our valuation procedures, for each business day from January 1 through January 31, 2014, for each of our classes of common stock.

Monthly Pricing Information (unaudited)

Below is the NAV per share, as determined in accordance with our valuation procedures, for each business day from January 1 through January 31, 2014.

Date	NAV per Share
	Class E	Class A	Class W	Class I
January 2, 2014	$6.93	$6.93	$6.93	$6.93
January 3, 2014	$6.94	$6.94	$6.94	$6.94
January 6, 2014	$6.94	$6.94	$6.94	$6.94
January 7, 2014	$6.94	$6.94	$6.94	$6.94
January 8, 2014	$6.94	$6.94	$6.94	$6.94
January 9, 2014	$6.94	$6.94	$6.94	$6.94
January 10, 2014	$6.94	$6.94	$6.94	$6.94
January 13, 2014	$6.94	$6.94	$6.94	$6.94
January 14, 2014	$6.94	$6.94	$6.94	$6.94
January 15, 2014	$6.94	$6.94	$6.94	$6.94
January 16, 2014	$6.94	$6.94	$6.94	$6.94
January 17, 2014	$6.93	$6.93	$6.93	$6.93
January 21, 2014	$6.93	$6.93	$6.93	$6.93
January 22, 2014	$6.94	$6.94	$6.94	$6.94
January 23, 2014	$6.94	$6.94	$6.94	$6.94
January 24, 2014	$6.94	$6.94	$6.94	$6.94
January 27, 2014	$6.94	$6.94	$6.94	$6.94
January 28, 2014	$6.95	$6.95	$6.95	$6.95
January 29, 2014	$6.95	$6.95	$6.95	$6.95
January 30, 2014	$6.95	$6.95	$6.95	$6.95
January 31, 2014	$6.95	$6.95	$6.95	$6.95

On any day, our share sales and redemptions are made based on the day’s applicable per share NAV carried out to four decimal places. On each business day, our NAV per share for each class is (1) posted on our website, www.dividendcapitaldiversified.com, and (2) made available on our toll-free, automated telephone line, (888) 310-9352.